PRICING SUPPLEMENT NO. 25                                         Rule 424(b)(3)
DATED:  September 10, 2003                                   File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)

                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B

Principal Amount: $60,000,000   Floating Rate Notes [x]  Book Entry Notes   [x]

Original Issue Date: 9/15/2003  Fixed Rate Notes    [ ]  Certificated Notes [ ]

Maturity Date: 9/15/2006        CUSIP#: 073928B69

Option to Extend Maturity:      No       [x]
                                Yes      [ ]     Final Maturity Date:

                                                Optional             Optional
                         Redemption             Repayment            Repayment
 Redeemable On           Price(s)               Date(s)              Price(s)
 -------------        --------------         -------------        -----------
      N/A                   N/A                   N/A                   N/A

Applicable Only to Fixed Rate Notes:
------------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
---------------------------------------

Interest Rate Basis:                          Maximum Interest Rate:  N/A

[ ]     Commercial Paper Rate                 Minimum Interest Rate:  N/A

[ ]     Federal Funds Effective Rate

[ ]     Federal Funds Open Rate               Interest Reset Date(s):  *

[ ]     Treasury Rate                         Interest Reset Period:  Monthly

[ ]     LIBOR Reuters                         Interest Payment Date(s):  **

[x]     LIBOR Telerate

[ ]     Prime Rate

[ ]     CMT Rate

Initial Interest Rate:  1.35%                 Interest Payment Period:  Monthly

Index Maturity:  One Month

Spread (plus or minus):  +0.23%

* On the 15th of each month prior to Maturity.

** On the 15th of each month, including the maturity date.



At May 31, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).


The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.